                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                               TAYLOR CORPORATION

                               (THE "PURCHASER"),



                 AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.

                                 (THE "SELLER")


                                      AND

                      CERTAIN OF THE SELLER'S SUBSIDIARIES



                            DATED AS OF JUNE 6, 1996

                               TABLE OF CONTENTS
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ARTICLE 1

     PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING........    1
     1.1     Asset Purchase...............................................    1
     1.2     Purchase Price Payment.......................................    5
     1.3     The Closing..................................................    8

ARTICLE 2

     CONDITIONS TO THE CLOSING............................................    9
     2.1     Conditions of the Purchaser's Obligation.....................    9
     2.2     Conditions of the Seller Parties' Obligation.................   11

ARTICLE 3

     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................   12
     3.1     Organization of the Purchaser; Corporate Authority...........   12
     3.2     Authorization; Binding Effect; No Breach.....................   12
     3.3     Brokerage....................................................   13
     3.4     Financing....................................................   13
     3.5     No Implied Representations...................................   13

ARTICLE 4

     REPRESENTATIONS AND WARRANTIESOF THE SELLER PARTIES..................   13
     4.1     Organization of the Seller; Corporate Authority..............   13
     4.2     Authorization; Binding Effect; No Breach.....................   13
     4.3     Tax Matters..................................................   14
     4.4     Title to Assets; Properties..................................   15
     4.5     Insurance....................................................   16
     4.6     Labor Matters................................................   16
     4.7     Permits......................................................   16
     4.8     Intellectual Property........................................   16
     4.9     Contracts....................................................   17
     4.10    Performance..................................................   17
     4.11    Litigation...................................................   17
     4.12    Employee Benefit Plans.......................................   18
     4.13    Environmental Matters........................................   18
     4.14    Compliance with Laws.........................................   19
     4.15    Affiliated Transactions......................................   20

                                      -i-
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     4.16    Brokers.......................................................  20
     4.17    Knowledge.....................................................  20
     4.18    Financial Information.........................................  20
     4.19    Accounts Receivable...........................................  20
     4.20    Inventory.....................................................  20
     4.21    No Material Adverse Change....................................  21
     4.22    Absence of Certain Changes or Events..........................  21
     4.23    Condition and Adequacy of Assets..............................  21
     4.24    All Personalizing Business Assets Acquired....................  21
     4.25    Accuracy of Information.......................................  22
     4.26    No Implied Representations....................................  22

ARTICLE 5

     SURVIVAL..............................................................  22
     5.1     Survival of Representations and Warranties....................  22

ARTICLE 6

     OTHER COVENANTS.......................................................  22
     6.1     Interim Agreements of the Seller Parties......................  22
     6.2     Employment to be Provided by the Purchaser....................  23
     6.3     Additional Interim Agreements.................................  26
     6.4     Transaction Expenses..........................................  26
     6.5     Sales and Transfer Taxes......................................  26
     6.6     Allocation of the Purchase Price..............................  28
     6.7     Okeechobee, Florida...........................................  28
     6.8     Further Assurances............................................  29
     6.9     H-S-R Act Filings.............................................  29
     6.10    Announcements.................................................  29
     6.11    Confidentiality...............................................  29
     6.12    Access........................................................  30
     6.13    Shared Computer Services......................................  30
     6.14    License\Use of Name...........................................  30
     6.15    Trade Show Space..............................................  30
     6.16    Change of Corporate Names.....................................  31
     6.17    Supplemental Schedules........................................  31
     6.18    Fox River Supply Agreement....................................  31
     6.19    Cooperation...................................................  31
     6.20    Environmental Matters.........................................  32

ARTICLE 7

OTHER AGREEMENTS...........................................................  32
     7.1     Termination...................................................  32

                                      -ii-
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     7.2     Remedies.....................................................   33
     7.3     Consent to Amendments........................................   33
     7.4     Successors and Assigns.......................................   33
     7.5     Governing Law................................................   33
     7.6     Notices......................................................   33
     7.7     Severability of Provisions...................................   35
     7.8     Schedules and Exhibits.......................................   35
     7.9     Counterparts.................................................   35
     7.10    No Third-Party Beneficiaries.................................   35
     7.11    Headings.....................................................   35
     7.12    Merger and Integration.......................................   35
     7.13    Bulk Sales...................................................   35
     7.14    Rules of Construction........................................   35

EXHIBITS

A - Closing Balance Sheet
B - Latest Balance Sheet
C - Form of Supply and Non-Compete Agreement
D - Form of Estoppel Certificate

SCHEDULES

Schedule 1.1(a)(v)     -    Plant, Property and Equipment
Schedule 1.1(a)(ii)    -    Reserved Names
Schedule 1.1(a)(iii)   -    Assumed Contracts
Schedule 1.1(a)(xiii)  -    Phone Numbers and P.O. Boxes
Schedule 1.1(a)(xiv)   -    Trade Show Space
Schedule 1.1(a)(xv)    -    Creative Card Assets
Schedule 1.1(c)        -    Excluded Assets
Schedule 1.1(d)        -    Assumed Liabilities
Schedule 1.2(c)(iii)   -    Unassigned IRBs
Schedule 2.1(d)        -    Seller Consents
Schedule 2.2(f)        -    Guarantees to be Released
Schedule 4.2           -    Authorization; Binding Effect; No Breach
Schedule 4.3           -    Tax Matters
Schedule 4.4           -    Title to Assets; Properties
Schedule 4.5           -    Insurance
Schedule 4.6           -    Labor Matters
Schedule 4.8           -    Intellectual Property
Schedule 4.9           -    Contacts
Schedule 4.11          -    Litigation
Schedule 4.12          -    Employee Benefit Plans

Schedule 4.13          -    Environmental Matters
Schedule 4.14          -    Compliance with Laws
Schedule 4.15          -    Affiliated Transactions
Schedule 4.17          -    Knowledge
Schedule 4.18          -    Financial Information
Schedule 4.22          -    Interim Changes or Events


                             TABLE OF DEFINED TERMS
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Defined Term                                                               Page
- ------------                                                               ----
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Acquired Assets............................................................   1
Affiliate..................................................................  29
Assumed Liabilities........................................................   5
Assumption.................................................................   8
Auditor....................................................................   7
Balance Sheet Date.........................................................   6
Books and Records..........................................................   3
Business Employees.........................................................  23
Business Permits...........................................................  16
Cash.......................................................................   4
Cash Purchase Price........................................................   6
Closing....................................................................   8
Closing Balance Sheet......................................................   6
Closing Catalog Costs......................................................   6
Closing Date...............................................................   8
Closing Date Payment.......................................................   6
Closing Net Book Value.....................................................   6
Closing Net Cash Flow......................................................   7
Code.......................................................................  14
Confidentiality Agreement..................................................  29
Consents...................................................................   9
Drug Tests.................................................................  23
Encumbrances...............................................................  15
Environmental Lien.........................................................  18
Environmental Matters......................................................  32
Environmental Permits......................................................  19
Environmental Requirements.................................................  18
ERISA......................................................................  18
Estimated Net Cash Flow....................................................   7
Estimated Purchase Price...................................................   6
Excluded Assets............................................................   4
Excluded Liabilities.......................................................   5
GAAP.......................................................................   6
Governmental Body..........................................................  16
H-S-R Act..................................................................  29
Hazleton Property..........................................................   8
Indemnification Notice.....................................................  24
Latest Balance Sheet.......................................................   6
Leased Real Property.......................................................  15
Legal Requirement  13
Losses.....................................................................  24


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Net Cash Flow..............................................................   7
Objection Notice...........................................................   7
Owned Real Property........................................................  15
Parties....................................................................   1
Permitted Liens............................................................  15
Permitted Title Exceptions.................................................  15
Person.....................................................................   9
Potential Indemnitee.......................................................  24
Potential Indemnitor.......................................................  24
Precious...................................................................   1
Purchase Price.............................................................   6
Purchaser..................................................................   1
Real Property..............................................................  15
RTI........................................................................   1
RTI-California.............................................................   1
RTI-Illinois...............................................................   1
RTI-Washington.............................................................   1
Sale.......................................................................   8
Selected Employee..........................................................  23
Seller.....................................................................   1
Seller Parties.............................................................   1
Seller's Auditor...........................................................   7
Selling Subsidiaries.......................................................   1
Sonnell....................................................................   1
Stationery House...........................................................   1
Tanks......................................................................  19
Tax........................................................................  14
Tax Credits................................................................  27
Tax Return.................................................................  14
Taxes......................................................................  14
Title Company..............................................................  10
Transaction Documents......................................................   9
Transaction Expenses.......................................................  26
Transfer Tax...............................................................  27
Unassignable IRBs..........................................................   6

                            ASSET PURCHASE AGREEMENT
                            ------------------------


          THIS AGREEMENT is made as of June 6, 1996, by and among American Pad & Paper Company of Delaware, Inc., a Delaware corporation (the "Seller"), Regency Thermographers, Inc., a Delaware corporation ("RTI"), Regency Thermographers of California, Inc., a California corporation ("RTI-California"), Regency Thermographers of Illinois, Inc., an Illinois corporation ("RTI-Illinois"), The Precious Collection, Inc., a Texas corporation ("Precious"), Regency-Sonnell Greetings, Inc., a California corporation ("Sonnell"), Stationery House Inc. VIP Division, a Delaware corporation ("Stationery House"), Regency Thermographers of Washington, Inc., a Washington corporation ("RTI-Washington;" and together with RTI, RTI-California, Precious, Sonnell, Stationery House and RTI-Illinois, the "Selling Subsidiaries") and Taylor Corporation, a Minnesota corporation (the "Purchaser"). The Seller and the Selling Subsidiaries are collectively referred to herein as the "Seller Parties" and the Seller Parties and the Purchaser are collectively referred to herein as the "Parties."

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Seller and the Selling Subsidiaries, and the Seller and the Selling Subsidiaries desire to sell to the Purchaser, certain assets of the Seller and the Selling Subsidiaries which are used primarily in the Seller's and the Selling Subsidiaries' Personalizing Business (as defined herein), including without limitation the assets of the Regency Thermographers, Stationery House, Elite, Regency Greeting East and West, Web Graphics, Queblo and Isabella business.

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1

         PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

              1.1  ASSET PURCHASE.

          (a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller and the Selling Subsidiaries shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, all of the properties, assets, rights and interests owned by the Selling Subsidiaries and those properties, assets, rights and interests owned by the Seller which relate primarily to the Personalizing Business as of the Closing Date including, without limitation the assets listed below (collectively, the "Acquired Assets"):

               (i) all of the accounts and notes receivables (whether current or noncurrent) of the Selling Subsidiaries and those accounts and notes receivable of the Seller that relate primarily to the Personalizing Business except any receivable from any Affiliate of a Seller Party;

               (ii) subject to a reservation by the Seller Parties to use the names listed on Schedule 1.1(a)(ii) - Reserved Names in accordance with
     Section 6.14, all of the Seller's and the Selling Subsidiaries' intellectual property that primarily relate to the Personalizing Business including, without limitation, those items which are listed on Schedule
     4.8 - Intellectual Property attached hereto;

               (iii) all of the Seller's and the Selling Subsidiaries' rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, purchase orders, other agreements and business arrangements listed on Schedule 1.1(a)(iii) - Assumed Contracts attached hereto and under other leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, purchase orders, other agreements and business arrangements entered into in the ordinary course of business which relate primarily to the Personalizing Business;

               (iv) all Real Property owned or leased by the Seller or a Selling Subsidiary which are used primarily by the Personalizing Business and which are set forth on Schedule 4.4 - Title to Assets; Properties attached hereto, and all plants, buildings and other improvements located on such owned or leased Real Property, and all easements, licenses, rights of way, permits and all appurtenances to such owned or leased Real Property listed on Schedule 4.4 -Title to Assets; Properties attached hereto;

               (v) all of the Selling Subsidiaries' machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, models, artwork, computer hardware and software, dies and furniture owned or used by a Selling Subsidiary in connection with the Real Property and all of the Seller's (to the extent relating primarily to the Personalizing Business) machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, models, artwork, computer hardware and software, dies and furniture owned or used by the Seller in connection with the Real Property including, without limitation such items listed on Schedule 1.1(a)(v) - Plant, Property and Equipment attached hereto; provided, however, than nothing in this Section 1.1(a)(v) shall be deemed to include designs;

               (vi) all of the inventories of raw materials, work in process, semi-finished and finished goods, stores, replacement and spare parts, manufactured and purchased parts, packaging materials, operating, maintenance and repair supplies, and fuels, owned by a Selling Subsidiary and those inventories of the Seller which relate primarily to the Personalizing Business, wherever located;

               (vii) all of the office supplies, production supplies, spare parts, other miscellaneous supplies owned by a Selling Subsidiary and those office supplies, production supplies, spare parts, other miscellaneous supplies owned by the Seller which relate primarily to the Personalizing Business;

               (viii) all rights to receive and retain mail, accounts receivable payments and other communications of the Selling Subsidiaries and to the extent relating primarily to the Personalizing Business, Seller's right to receive and retain mail, accounts receivable payments and other communications;

               (ix) all rights to bill and receive payment for the Personalizing Business' products shipped or delivered and services performed but unbilled or unpaid as of the Closing Date of the Selling Subsidiaries, and to the extent relating primarily to the Personalizing Business, the right of Seller to bill and receive such payments;

               (x) all of the Selling Subsidiaries' and, to the extent relating primarily to the Personalizing Business, Seller's lists, records and other written information pertaining to accounts, personnel and referral sources; all of the Selling Subsidiaries' and, to the extent relating primarily to the Personalizing Business, Seller's lists and records pertaining to suppliers and customers; and all of the Selling Subsidiaries' and, to the extent relating primarily to the Personalizing Business, Seller's books, ledgers, files and business records of every kind (collectively, the "Books and Records");

               (xi) all of the Selling Subsidiaries' and, to the extent relating primarily to the Personalizing Business, Seller's advertising, marketing and promotional materials, studies, reports and all other printed or written materials;

               (xii) all of the prepaid assets and deposits of the Selling Subsidiaries and all of the prepaid assets and deposits of the Seller (to the extent relating primarily to the Personalizing Business) as of the Closing Date;

               (xiii) all of the phone numbers and post office boxes and contracts therefor of the Selling Subsidiaries and all of the phone numbers and post office boxes and contracts therefor of Seller which relate primarily to the Personalizing Business and are listed on Schedule 1.1(a)(xiii) - Phone Numbers and P.O. Boxes attached hereto;

               (xiv) all of the Seller's (to the extent relating primarily to the Personalizing Business) and the Selling Subsidiaries' right, title and interest to trade show space listed on Schedule 1.1(a)(xiv) - Trade Show Space attached hereto;

               (xv) certain assets and customer accounts owned by Seller as successor in interest by merger of Creative Card Company, an Illinois corporation, which are listed on Schedule 1.1(a)(xv) - Creative Card Assets; and

               (xvi) all of (A) the designs owned by the Selling Subsidiaries and (B) the designs owned by Seller which are offered exclusively to the Personalizing Business, if any.

          (b) Definitions of Personalizing and Personalizing Business. "Personalizing" shall mean the printing of an individual's or a business entity's name or corporate identity by any graphic printing process including, but not limited to, offset printing, thermography, engraving, foil stamping, embossing or letterpress. "Personalizing Business" as used in the Transaction Documents shall mean all of the lines of business engaged in by the Selling
Subsidiaries and certain lines of business engaged in by Seller which are as follows: the Personalizing and sale, whether by dealer albums, direct mail catalogs, direct sales, or otherwise of personalized and other related personalized products including business cards, letterheads, announcements and envelopes; personalized social, wedding, bar/bat mitzvah, party and anniversary invitations and announcements; graduation stationery, invitations, announcements, name cards and diplomas; personalized birth announcements, napkins; presentation folders; personalized continuous stationery, loose and padded flat business forms and checks; personalized accessories; personalized seasonal, holiday, everyday and Christmas greetings cards; and personalized unit sets, carrier mounted and short run continuous forms, advertising and mailing labels.

          (c) Excluded Assets. Except as set forth in Section 1.1(a) above, Seller Parties will retain and not sell, assign, transfer or deliver and the Purchaser will not purchase any of the Seller Parties' assets, which includes, without limitation (collectively, the "Excluded Assets"):

               (i) all of the assets of the Seller which are not related primarily to the Personalizing Business;

               (ii) the capital stock of any subsidiary;

               (iii) all of Seller Parties' rights, title and interest to trade show space utilized by the Personalizing Business;

               (iv) all of the Seller's and the Selling Subsidiaries' rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, purchase orders, other agreements and business arrangements with any Affiliate of a Seller Party;

               (v) all cash and cash equivalents (including marketable securities and short term investments) ("Cash");

               (vi) any of the rights or obligations of any Seller Party under
     (A) the Employment Agreement with I. K. Turnbull dated April 7, 1995 and
     (B) the Consulting Agreement with T. D. Turnbull dated April 7, 1995;

               (vii) any of the rights of any Seller Party under this Agreement (or under any side agreement between a Seller Party on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement) or the Confidentiality Agreement;

               (viii) all of the designs owned by Seller or any of its Affiliates (other than a Selling Subsidiary) which are not offered exclusively to the Personalizing Business; and

               (ix) all of the assets listed on Schedule 1.1(c) - Excluded
     Assets.

          (d) Assumed Liabilities. Subject to Section 1.1(e) below, as additional consideration for the Acquired Assets, at the Closing the Purchaser will assume all of the following liabilities, obligations and commitments of the Personalizing Business (collectively, the "Assumed Liabilities"):

               (i) all liabilities, obligations and commitments of the Seller Parties under, relating to or arising out of the leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, purchase orders, other agreements and business arrangements listed on Schedule 1.1(a)(iii) - Assumed Contracts attached hereto and under other leases, contracts, licenses, permits, sales and purchase agreements, purchase orders, other agreements and business arrangements entered into in the ordinary course of business which relate primarily to the Business and which do not individually involve aggregate future payments of more than $50,000; provided, however that notwithstanding the foregoing each of the following types of agreements must be listed on either Schedule 1.1(a)(iii) - Assumed Contracts or Schedule 1.1(d) - Assumed Liabilities to be deemed an Assumed Liability under this Section 1.1(d): licensing agreements, royalty agreements, business arrangements which restrict competition, exclusive dealing arrangements (sale or purchasing), confidentiality agreements, employment agreements (not terminable at will), consulting agreements, manufacturer's representative agreements and agreements for the sale of any of the Acquired Assets other than as permitted by Section 6.1;

               (ii) all liabilities of the Seller or any Selling Subsidiary for the Personalizing Business' accounts payable and accrued expenses incurred in the ordinary course of business prior to the Balance Sheet Date which are listed on the Closing Balance Sheet and all liabilities of the Seller or any Selling Subsidiary for the Personalizing Business' accounts payable and accrued expenses on the Seller's or such Selling Subsidiary's Books and Records for the Personalizing Business incurred in the ordinary course of business after the Balance Sheet Date on or before the Closing Date;

               (iii) all other liabilities and obligations of Seller or a Selling Subsidiary set forth on Schedule 1.1(d) - Assumed Liabilities attached hereto; and

               (iv) all liabilities on or relating to the ownership or use of the Acquired Assets arising on or after the Closing Date.

          (e) Excluded Liabilities. Except as set forth in Section 1.1(d), the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for any liability of the Seller Parties (collectively, the "Excluded Liabilities").

           1.2  PURCHASE PRICE PAYMENT.

          (a) Purchase Price. The purchase price for the Acquired Assets will be (i) an amount equal to the Closing Net Book Value (as defined below) plus, $11,056,000 plus, the Closing Catalog Costs (as defined below) plus, the amount of the Unassignable IRBs (as defined below) plus or minus, the Closing Net Cash Flow (as defined below) and (ii) the assumption by the Purchaser of the Assumed Liabilities (the "Purchase Price").

          (b) Closing Date Payment. At the Closing, the Purchaser will deliver an estimate of the Purchase Price (the "Estimated Purchase Price"). The Estimated Purchase Price will consist of the following:

               (i) an amount equal to the Closing Net Book Value (as defined below) plus, $11,056,000 plus, the Closing Catalog Costs (as defined below) plus, the amount of the Unassignable IRBs (as defined below) (collectively, the "Cash Purchase Price);

               (ii) the assumption by the Purchaser of the Assumed Liabilities; and

               (iii) plus or minus the Estimated Net Cash Flow (as defined below).

           (c) Calculation of Cash Purchase Price.

               (i) As of the date hereof, the Seller Parties have, in cooperation with the Purchaser and in accordance with the Seller Parties' past custom and practice, consistently applied, prepared a consolidated balance sheet of the Personalizing Business (the "Closing Balance Sheet") attached hereto as Exhibit A, as of the close of business on March 29, 1996 (the "Balance Sheet Date") setting forth the net book value of the Acquired Assets and Assumed Liabilities (the "Closing Net Book Value"), as of such date, determined in accordance with United States generally accepted accounting principles in effect, consistently applied and applied on a basis consistent with the preparation of the balance sheet dated as of December 31, 1995 (the "Latest Balance Sheet") attached hereto as Exhibit B, except that the inventory was calculated on a first in, first out basis ("GAAP"). For purposes of this Agreement, the "Closing Net Book Value" shall mean an amount equal to $38,285,309.

               (ii) For purposes of this Agreement, the "Closing Catalog Costs" shall mean an amount equal to $2,010,000 which represents all direct album and catalog costs incurred from December 31, 1995 through the Balance Sheet Date which are not included on the Closing Balance Sheet.

               (iii) The Cash Purchase Price shall be increased by the outstanding principal amount together with interest accrued thereon through the Closing Date required to satisfy in full the industrial revenue bonds or other municipal financings (the "Unassignable IRBs") listed on Schedule 1.2(c)(iii) -Unassignable IRBs. (but not including premiums and penalties for prepayment which shall be paid by the Seller Parties). Unassignable IRBs shall constitute Excluded Liabilities and shall be reported on the Closing Balance Sheet.

               (iv) Not less than 2 business days before the Closing Date, the Seller Parties shall, in cooperation with the Purchaser, estimate the Net Cash Flow between the

     Balance Sheet Date and the Closing Date (the "Estimated Net Cash Flow"). For purposes of this Agreement, "Net Cash Flow" shall mean an amount equal to (A) the cash collected with respect to all receipts of the Personalizing Business from the Balance Sheet Date through the Closing Date minus, (B) the cash paid in the ordinary course of business with respect to all disbursements for the Personalizing Business from the Balance Sheet Date through the Closing Date, except (i) disbursements made outside the ordinary course of business and (ii) any Transaction Expenses minus, (C) the product of 7% multiplied by the Cash Purchase Price multiplied by the fraction the numerator of which shall equal the number of days elapsed from the Balance Sheet Date through and including the Closing Date and the denominator of which shall equal 365. If the Estimated Net Cash Flow is positive, such amount will be subtracted from the Estimated Purchase Price and if the Estimated Net Cash Flow is negative, such amount will be added to the Estimated Purchase Price.

          (d) Post-Closing Determination. Within 60 days after the Closing Date, the Seller Parties and their auditor ("Seller's Auditor") in cooperation with the Purchaser will prepare and deliver to the Purchaser a computation of the Net Cash Flow (the "Closing Net Cash Flow"). The Seller Parties and the Seller's Auditor shall make available to the Purchaser and its auditors all records and work papers used in preparing the Closing Net Cash Flow. If the Purchaser objects to the determination of the Closing Net Cash Flow, then within 60 days after the Purchaser has received the Closing Net Cash Flow the Purchaser may deliver a notice (an "Objection Notice") to the Seller setting forth in reasonable detail the Purchaser's determination of the Closing Net Cash Flow. The Purchaser and the Seller Parties will use reasonable efforts to resolve any disagreements as to the Closing Net Cash Flow, but if they do not obtain a final resolution within 30 days after the Seller has received the Objection Notice, the Purchaser and the Seller Parties will jointly retain a "Big Six" accounting firm (the "Auditor"), which firm will not be Seller's Auditor or an auditor used by the Purchaser, to resolve the dispute regarding the Closing Net Cash Flow. The Purchaser and the Seller shall direct the Auditor to render a determination within 30 days of its retention and the Seller Parties and their employees shall cooperate with the Auditor during its engagement. The determination of the Auditor will be conclusive and binding upon the Seller Parties and the Purchaser.

          (e) Auditor's Fee. The non-prevailing party in the dispute as determined pursuant to clause (d) above will pay all of the fees and expenses of the Auditor.

          (f)  Post-Closing Adjustment.

               (i) Payments by the Purchaser. If the Closing Net Cash Flow is less than the Estimated Net Cash Flow, the Purchaser shall within two
          (2) business days after the final determination thereof, pay to the Seller Parties an amount equal to Estimated Net Cash Flow minus the Closing Net Cash Flow. Such payments shall be made by wire transfer or delivery of other immediately available funds.

               (ii) Payments by the Seller Parties. If the Closing Net Cash Flow is more than the Estimated Net Cash Flow the Seller Parties shall, within two (2) business days after the final determination thereof, pay to the Purchaser an amount equal to the Closing Net Cash Flow minus the Estimated Net Cash Flow. Such payments shall be made by wire transfer or delivery of other immediately available funds.

          1.3 THE CLOSING. The closing of the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the transactions relating thereto (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time no later than the fifteenth (15th) business day following the commencement of the Drug Tests described in Section 6.2, or such other time and date as the Parties may mutually determine. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 2.1 and 2.2 below:

          (a) The Seller Parties will convey to the Purchaser title to all of the Acquired Assets and subject to paragraph (b) below, deliver to the Purchaser special or limited warranty deeds, bills of sale, assignments of leases and contracts, and all other instruments of conveyance which are reasonably requested by the Purchaser to effect the transfer of the Acquired Assets (the "Sale").

          (b) (i) If RTI obtains the required consents to assign the IRB documents relating to the Hazleton, Pennsylvania property as described in
Schedule 4.4 - Title to Assets; Property (the "Hazleton Property") to Purchaser, then with respect to the Hazleton Property, RTI will assign to Purchaser its equitable interest in the Hazleton Property pursuant to that certain Installment Sale Agreement described in Section B.(i) of Schedule 4.4 - Title to Assets; Property (the "Hazleton Installment Sale Agreement"). (ii) If RTI is unable to obtain such consents, then RTI shall use its reasonable best efforts to obtain a deed from the Greater Community Area New Development Organization ("CAN-DO") to Purchaser pursuant to Paragraph 28 of the Hazleton Installment Sale Agreement by the Closing concurrently with the payoff of the Hazleton Installment Sale Agreement. If RTI is unable to deliver such deed at the Closing, RTI shall deposit a special or limited warranty deed from RTI to Purchaser (the "RTI Hazleton Deed") in escrow with the Title Company (or an escrow affiliate thereof) (the "Escrowee") pursuant to an escrow agreement to be entered into among Seller, Purchaser and the Escrowee which shall provide that Escrowee shall hold the deed in escrow until RTI delivers to Escrowee a special warranty deed from CAN-DO (the "CAN-DO Hazleton Deed"); that Escrowee shall not relinquish the RTI Hazleton Deed to Seller, Purchaser or any other party or record such deed until the CAN-DO Hazleton Deed is delivered to Escrowee; and such other terms and conditions as are reasonably acceptable to Sellers and Purchaser. RTI shall use its reasonable best efforts to obtain the CAN-DO Hazleton Deed as soon as possible thereafter.

          (c) The Purchaser will deliver to the Seller Parties such instruments of assumption as are reasonably requested by the Seller Parties in order for the Purchaser to assume the Assumed Liabilities (the "Assumption").

          (d) The Purchaser will deliver to the Seller Parties the Cash Purchase Price (plus or minus the Estimated Net Cash Flow) by wire transfer of immediately available funds. The Parties acknowledge that a portion of the Cash Purchase Price which is allocable to the Unassignable IRBs shall be paid into escrow to pay off the Unassignable IRBs and such escrow arrangement shall be in form and substance satisfactory to the Parties.

          (e) There shall be delivered to the Purchaser and the Seller Parties the opinions, certificates and other documents and instruments provided to be delivered under Article 2 hereof.


                                   ARTICLE 2

                           CONDITIONS TO THE CLOSING


          2.1 CONDITIONS OF THE PURCHASER'S OBLIGATION. The Purchaser's obligation to effect the Sale and the Assumption at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties set forth in Article 4 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated by this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing (the "Transaction Documents").

          (b) Covenants. The Seller Parties will have performed and observed in all material respects the covenants and other obligations required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

          (c) Proceedings. No action, suit or proceeding will be pending or threatened before any Governmental Body the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

          (d) Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or Governmental Body or any department, agency or political subdivision thereof (each, a "Person") that are listed on Schedule 2.1(d) - Seller Consents attached hereto (the "Consents") will have been duly made or obtained.

          (e) Opinion of Counsel. The Purchaser will have received from Kirkland & Ellis, legal counsel for the Seller Parties an opinion. Such opinion will be dated the Closing Date and will be in form reasonably satisfactory to the Purchaser's legal counsel.

          (f) Supply and Non-Compete Agreement. The Seller, American Pad & Paper Company and WR Acquisition, Inc. will have executed and delivered a Supply and Non-Compete Agreement in substantially the form of Exhibit C attached hereto.

          (g) Real Estate Conveyance and Title Insurance Commitment.  Subject to
Section 1.3(b), conveyance of title to the Real Property owned in fee (the "Owned Real Property") shall be by special or limited warranty deed(s), executed by the Seller or by a Selling Subsidiary to Purchaser, and acknowledged in form for recording. Title to the Owned Real Property shall be subject only to the "Permitted Title Exceptions." Title to the Owned Real Property shall be deemed satisfactory under this Agreement only if Chicago Title Insurance Company (or another title insurance company reasonably acceptable to Purchaser) (the "Title Company") is by written commitment willing to issue to Purchaser upon delivery from the Seller or a Selling Subsidiary to Purchaser of the special or limited warranty deed(s) contemplated by this Agreement, and upon recordation of such special or limited warranty deed(s), an owner's title insurance policy on the current American Land Title Association (ALTA) standard form, insuring the title to each Owned Real Property covered by this Agreement to be vested in Purchaser in the face amount set forth on Exhibit A to Schedule 4.4 - Title to Assets; Property attached hereto, free from all exceptions except only the Permitted Title Exceptions, and such other minor exceptions which Purchaser reasonably agrees do not materially adversely affect the current use of the Owned Real Property. If RTI is unable to obtain the deed from CAN-DO to Purchaser by the Closing as set forth in Section 1.3(b), the title insurance commitment delivered to Purchaser at Closing shall be held open by the title insurance company until RTI obtains the deed from CAN-DO to Purchaser.

          (h) Seller Parties Closing Documents. The Seller Parties will have delivered to the Purchaser the following documents:

               (i) an Officer's Certificate of each Seller Party, dated the Closing Date, signed by the president or chief financial officer of such Seller Party (or an individual having comparable responsibilities with respect to such Seller Party) stating that (A) the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate; (B) to the best of such individual's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the facts stated therein not misleading; and (C) the conditions specified in Sections 2.1(a) through 2.1(c) inclusive, have been fully satisfied; and

               (ii) a copy of the resolutions duly adopted by the board of directors for each Seller Party authorizing such Seller Party's execution, delivery and performance of the Transaction Documents to which such Seller Party is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of such Seller Party; and

               (iii) an affidavit for each Seller Party stating that such Seller Party is not a foreign person with the meaning of Section 1445(b)(2).

All corporate and other proceedings or actions taken or required to be taken by each Seller Party in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser and its legal counsel. Any condition set forth in this Section 2.1 may be waived only in a writing executed by the Purchaser.

          2.2 CONDITIONS OF THE SELLER PARTIES' OBLIGATION. The Seller Parties' obligations to effect the Sale at the Closing are subject to the satisfaction as of the Closing of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties set forth in Article 3 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated by the Transaction Documents.

          (b) Covenants. The Purchaser will have performed and observed in all material respects the covenants and other obligations required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

          (c) Proceedings. No action, suit or proceeding will be pending or threatened before any Governmental Body the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

          (d) Opinion of Counsel. The Seller Parties will have received from Regan, Regan & Meyer, legal counsel for the Purchaser an opinion. Such opinion will be dated the Closing Date and will be in form reasonably satisfactory to the Seller Parties' legal counsel.

          (e) Supply and Non-Compete Agreement. The Purchaser will have executed and delivered a Supply and Non-Compete Agreement in substantially the form of Exhibit C attached hereto.

          (f) Release. The Seller Parties and their affiliates will be released as guarantor of the industrial revenue bonds, other municipal financings and leases constituting part of the Assumed Liabilities as set forth on Schedule 2.2(f) - Guarantees to be Released..

          (g) Consents. The Seller Parties and their affiliates shall have received the consents of their lenders to consummate the transactions contemplated by the Transaction Documents.

          (h) Purchaser Closing Documents. The Purchaser will have delivered to the Seller Parties the following documents:

               (i) an Officer's Certificate of the Purchaser, dated the Closing Date, signed by the Purchaser's president or chief financial officer (or an individual having comparable responsibilities with respect to the Purchaser) stating that (A) the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate; (B) to the best of such individual's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the facts stated therein not misleading; and (C) the conditions specified in Sections 2.2(a) through 2.2(c) inclusive, have been fully satisfied; and

               (ii) a copy of the resolutions duly adopted by the Purchaser's board of directors authorizing the Purchaser's execution, delivery and performance of the Transaction Documents to which the Purchaser is a party and the consummation of the Sale and the Assumption and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Purchaser.

All corporate and other proceedings or actions taken or required to be taken by the Purchaser in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Seller Parties and their legal counsel. Any condition set forth in this Section 2.2 may be waived only in a writing executed by the Seller Parties.


                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


          As a material inducement to the Seller Parties to enter into this Agreement and effect the Sale, the Purchaser hereby represents and warrants that:

          3.1 ORGANIZATION OF THE PURCHASER; CORPORATE AUTHORITY. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

          3.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Purchaser's execution, delivery and performance of each Transaction Document to which the Purchaser is a party has been duly authorized by the Purchaser. This Agreement has been duly executed by the Purchaser and upon execution at Closing, the other Transaction Documents will be duly executed by the Purchaser. Upon execution, each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval by or filing or registration with any Governmental Body pursuant to: (A) the charter or bylaws of the Purchaser, (B) any material agreement, instrument, or other document, or (C) except required filings under the H-S-R Act, any requirement arising under any statute, regulation, rule, ruling, injunction, order or award of any court or Governmental Body (a "Legal Requirement") to which the Purchaser or any of its assets is subject.

          3.3 BROKERAGE. No broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of the agreements or arrangements effected by the Purchaser.

          3.4 FINANCING. The Purchaser has sufficient financing to consummate the transactions contemplated herein.

          3.5 NO IMPLIED REPRESENTATIONS. Other than those representations and warranties contained in this Article 3, it is the intent and understanding of each Party hereto that the Purchaser is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

                                  ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                             OF THE SELLER PARTIES


          As a material inducement to the Purchaser to enter into this Agreement, purchase the Acquired Assets and assume the Assumed Liabilities, the Seller Parties hereby represent and warrant that:

          4.1 ORGANIZATION OF THE SELLER; CORPORATE AUTHORITY.. Each Seller Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller Party has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations, pursuant to the Transaction Documents to which it is a party. Each of the Seller (to the extent necessary for conduct of the Personalizing Business) and the Selling Subsidiaries is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a material adverse effect on the Personalizing Business, taken as a whole.

          4.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. Each Seller Party's execution, delivery, and performance of each Transaction Document to which such Seller Party is a party has been duly authorized by such Seller Party. This Agreement has been duly executed by each Seller Party and upon execution, the other Transaction Documents will be duly executed by the Seller Party a party thereto. Upon execution, each Transaction Document to which a Seller Party is a party constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. Except as set forth in Schedule 4.2 - Authorization; Binding Effect; No Breach, the execution, delivery and performance by each Seller Party of the Transaction Documents to which such Seller Party is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval by or filing or registration with any Governmental Body pursuant to: (A) the charter or bylaws of such Seller Party, (B) any material agreement instrument or other document to which Seller (to the extent relating primarily to the Personalizing Business) or any Selling Subsidiary is a party or by which such Seller Party or its property or assets may be bound, or (C) except required filings under the H-S-R Act, any Legal Requirement to which such Seller Party or any of its assets is subject, except in the case of clauses (B) and
(C), any such violation or breach that would not have a material adverse effect on the business or financial condition of the Personalizing Business, taken as a whole, or would not prohibit, hinder or delay the consummation of the transactions contemplated hereunder, or result in the creation of any material claim, lien, charge or encumbrance upon any of the property or assets of the Seller (to the extent relating primarily to the Personalizing Business) or any Selling Subsidiary or violate in any material respect the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any of the Business Permits.

          4.3  TAX MATTERS.

          (a) The Seller (to the extent primarily relating to the Personalizing Business) and each Selling Subsidiary have filed (and until Closing will duly and timely file) all federal, state, local and foreign income Tax Returns and all other material Tax Returns which they are required to file under applicable laws and regulations up to and including the date hereof and have paid all Taxes due and owing by them as shown on such Tax Return. To Seller Parties' knowledge, no deficiencies for any Taxes relating to the Personalizing Business for which a Seller Party may be liable have been asserted in writing or assessed against a Seller Party for which such Seller Party may be liable which remain unpaid and not accrued on the Books and Records of a Seller Party. Except as set forth on Schedule 4.3 - Tax Matters attached hereto, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax Return for any period.

          (b) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, franchise, sales or use, occupation, transfer, excise, real or personal property, payroll, wage or other withholding, employment, social security and other taxes of any kind whatsoever (including, without limitation, penalties and interest attributable thereto). "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

          (c) Seller Parties are not foreign persons within the meaning of
Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the
"Code").

          4.4  TITLE TO ASSETS; PROPERTIES.

          (a) The Seller or a Selling Subsidiary has good and valid title to, or a valid leasehold interest in, all Acquired Assets free and clear of any mortgage, security interest, lien, charge or encumbrance ("Encumbrances") whatsoever, except (i) as disclosed in Schedule 4.4 - Title to Assets; Properties; (ii) liens for current taxes not yet due and payable; and (iii) liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith (the liens and encumbrances described in clauses
(i) through (iii) above are hereinafter referred to collectively as "Permitted Liens"). This Section 4.4(a) does not relate to real property or interests in real property, such items being the subject of Section 4.4(b) .

          (b) Schedule 4.4 - Title to Assets; Properties includes a complete list of all real property owned in fee by the Seller (to the extent used primarily by the Personalizing Business) or by a Selling Subsidiary (the "Owned Real Property"), and a complete list of all real property leased by the Seller (to the extent used primarily by the Personalizing Business) or by a Selling Subsidiary (the "Leased Real Property"; and together with the Owned Real Property, the "Real Property"). The Seller or a Selling Subsidiary has good and valid fee title or a good and valid equitable interest to all Owned Real Property shown in Schedule 4.4 - Title to Assets; Properties and valid leasehold interests in all Leased Real Property shown in Schedule 4.4 - Title to Assets; Properties. The Owned Real Property is free and clear of all Encumbrances except
(i) Permitted Liens; (ii) easements, covenants, rights of way and other encumbrances or restrictions of record; (iii) zoning and other similar restrictions; (iv) other encumbrances set forth in the Schedules; and (v) unrecorded easements, covenants, rights of way or other restrictions or imperfections of title, none of which materially impair the current occupancy, value or use by the Seller or Selling Subsidiary as applicable, of such property in the business of the Seller or the Selling Subsidiary as presently conducted, or the marketability of title (the liens and encumbrances described in clauses
(i) through (v) are referred to herein as "Permitted Title Exceptions").

          (c) The Leased Real Property is leased to Seller or a Selling Subsidiary pursuant to written leases, true and correct copies of which have been delivered to Purchaser, all of which are listed on Schedule 4.4 - Title to Assets; Properties attached hereto. Seller Parties have received no written notice that any of the improvements comprising Leased Real Property, or conduct of the Personalizing Business thereon by Seller Parties, are in a material violation of any building line or use or occupancy restriction, limitation, condition, or covenant of record or any zoning or building law, code or ordinance, or public utility or other easements. To Seller Parties' knowledge, Seller Parties are not in default under any agreement relating to the Leased Real Property nor, to Seller Parties' knowledge, is any other party thereto in default thereunder.

          (d) Effective as of the Closing, there will be no assignment of or security interest in Seller's or any Selling Subsidiary's leasehold interest in any Leased Real Property shown in Schedule 4.4 - Title to Assets; Properties other than the assignment to Purchaser contemplated under this Agreement.

          4.5 INSURANCE. The Seller and the Selling Subsidiaries maintain insurance on their Real Property and personal property used primarily in the Personalizing Business, general liability insurance against personal injury and property damage to third persons, and relating to product liability (or similar claims), workers' compensation, medical and disability obligations. All such policies are in full force and effect and neither the Seller nor any Selling Subsidiary is in default in any material respect with respect to its obligations under any such insurance policies. Schedule 4.5 - Insurance attached hereto contains a true and correct list and description (including coverage and expiration dates) of all insurance policies which are owned by the Seller and the Selling Subsidiaries which pertain to the Personalizing Business and the Acquired Assets.

          4.6 LABOR MATTERS. Except as set forth in Schedule 4.6 - Labor Matters, neither the Seller (to the extent primarily relating to the Personalizing Business) nor any of the Selling Subsidiaries has any contract or agreement with any labor union or other collective bargaining group and to the knowledge of the Seller Parties, no organizational efforts are presently being made and no strikes or slowdowns threatened; except as set forth in Schedule 4.6
- - Labor Matters, during the last five years with respect to the Seller (to the extent primarily relating to the Personalizing Business) and the Selling Subsidiaries, there have been no material work stoppage and there have been no labor union organizational efforts and no organized strikes or picketing because of union or other collective activity; except as set forth in Schedule 4.6 - Labor Matters, there are no pending charges of any Unfair Labor Practices (as such term is defined in the National Labor Relations Act, as amended), arising out of the activity of the Seller (to the extent primarily relating to the Personalizing Business) or a Selling Subsidiary; and since October 31, 1995, neither the Seller nor a Selling Subsidiary has committed or is responsible for any Unfair Labor Practices (as such term is defined in the National Labor Relations Act, as amended), in connection with union organizational efforts in Dubuque, Iowa. There are no material controversies pending between any of the Selling Subsidiaries and their employees.

          4.7 PERMITS. Other than Environmental Permits, the Seller (to the extent primarily relating to the Personalizing Business) and the Selling Subsidiaries have all material licenses, certificates, permits or authorizations of any governmental body, agency, department, commission, board, bureau, or instrumentality (federal, state or local) (collectively, a "Governmental Body") necessary for the conduct of the Personalizing Business substantially as presently conducted (collectively, the "Business Permits"), and, to the knowledge of the Seller Parties, such Business Permits are in full force and effect, except, in either case, where the failure to obtain or maintain in full force and effect such Business Permit would not have a materially adverse effect on the Personalizing Business.

          4.8 INTELLECTUAL PROPERTY. Schedule 4.8 - Intellectual Property contains a list and description of all of the trademarks, trademark applications, trade names, service mark, trade secrets, copyrights, patents and patent applications that are owned by or registered in the name of the Seller or a Selling Subsidiary and used by them in the conduct of the Personalizing Business and necessary for the conduct of the Personalizing Business, substantially as now conducted. Except as set forth in Schedule 4.8 - Intellectual Property, the Seller or a Selling Subsidiary owns or possesses adequate rights to use all patents, trademarks, trade names, inventions, processes, designs, formulas, service marks, trade secrets, know-how and other intellectual property rights necessary for the conduct of the Personalizing Business, substantially as now conducted. Except as set forth on Schedule 4.8 -Intellectual Property neither the Seller nor any Selling Subsidiary has received any notice, nor has any claim been made in the past three years, that any material intellectual property owned or used by the Seller (to the extent primarily relating to the Personalizing Business) or a Selling Subsidiary is invalid or ineffective, that its use infringes in any material way on similar rights owned or alleged to be owned by others or that any of such material intellectual property is being infringed by others in any material way. Notwithstanding the foregoing, the Seller Parties make no representation or warranty with respect to any abandoned or canceled intellectual property listed on Schedule 4.8 -Intellectual Property.

          4.9 CONTRACTS. Except as disclosed in Schedule 4.9 - Contracts and except as described in Section 1.1(c)(vi), neither the Seller (to the extent primarily relating to the Personalizing Business) nor any Selling Subsidiary is bound or affected by any of the following contracts: (i) employment, severance, or consulting contracts or agreements; (ii) contracts or agreements with any stockholder or any director or officer of the Seller or any Selling Subsidiary;
(iii) contracts or agreements containing covenants by the Seller or any Selling Subsidiary not to compete in any line of business or with any person; (iv) joint ventures or partnership agreements; (v) material license or royalty agreements;
(vi) guaranty of any obligation, promissory notes or similar evidence of indebtedness to others, indentures, mortgages, loans, credit or financing agreements or commitments or security or pledge agreements, involving in excess of $100,000 in any one case, or $500,000 in the aggregate; or (vii) any other contract or commitment made otherwise than in the ordinary course of business, or which is material to the Personalizing Business, taken as a whole, or which involves aggregate future payments of more than $100,000 or which cannot be canceled without material premium or penalty upon less than 90 days' notice.

          4.10 PERFORMANCE. Neither the Seller nor any Selling Subsidiary, nor to the knowledge of the Seller Parties, any other party, is in material default (or would be in material default upon the giving of notice or the lapse of time or both or if a waiver or forbearance had not been granted), under any lease, agreement, contract, note, mortgage, obligation or commitment of any kind which is material to the conduct of the Personalizing Business, taken as a whole, substantially as now conducted, and to which the Seller or any Selling Subsidiary is a party or by which any of them or their respective material properties are bound.

          4.11 LITIGATION. Except as set forth in Schedule 4.11 - Litigation, there are no actions, suits, proceedings or arbitrations pending, and, to the knowledge of the Seller Parties, there are no investigations pending or actions, suits, proceedings, arbitrations or investigations threatened, in any court or before any Governmental Body or before any arbitration panel against the Seller (to the extent primarily relating to the Personalizing Business) or any Selling Subsidiary, that (i) relates to or involves more than $100,000; (ii) seeks any material injunctive relief against the Seller or a Selling Subsidiary; or (iii) seeks to prevent, hinder or delay the consummation of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. Except as set forth in Schedule 4.11 - Litigation, to the knowledge of the Seller Parties, there are no outstanding orders, judgments or decrees of any court or Governmental Body specifically applying to the Seller (to the extent primarily relating to the Personalizing Business) or any Selling Subsidiary or any of their material assets or which could prevent or materially hinder the consummation of the transactions contemplated hereby.

          4.12  EMPLOYEE BENEFIT PLANS.

          (a) Multiemployer Plans. Except as set forth in Schedule 4.12 - Employee Benefit Plans, with respect to the Business Employees, the Seller has no obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

          (b) Retiree Welfare Plan. Except as set forth in Schedule 4.12 - Employee Benefit Plans, with respect to the Business Employees, the Seller does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides, on retirement, medical, health, life insurance or other welfare-type benefits for retired or terminated employees of the Seller (who were employed primarily in the Personalizing Business) or a Selling Subsidiary (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Internal Revenue Code of 1986, as amended or as required under applicable state law).

          (c) Defined Benefit Plans. With respect to the Business Employees, the Seller does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

          (d) Defined Contribution Plans.  Except as set forth on Schedule 4.12
- - Employee Benefit Plans, with respect to the Business Employees, the Seller does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

          (e) Other Plans. Except as set forth in the Schedule 4.12 - Employer Benefit Plans, with respect to the Business Employees, the Seller does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees of the Seller (who were employed primarily in the Personalizing Business) or the Selling Subsidiaries, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan, including any "pension plan" (as defined in (S) 3(2) of ERISA) and "welfare plan" (as defined in (S) 3(1) of ERISA), whether or not terminated.

          4.13  ENVIRONMENTAL MATTERS.

          (a) For purposes of this Agreement, the term "Environmental Requirements" shall mean all federal, state, and local statutes, regulations, ordinances and other provisions having the force or effect of law, in each case concerning, or relating to, pollution, protection of the environment, or the treatment, storage, use, release, disposal or management of Hazardous Substances, to the extent enacted and in effect on or prior to the Closing Date; "Environmental Lien" shall mean any lien against any of the Real Property or the Acquired Assets, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability arising under any Environmental Requirements; and Hazardous Substances shall mean any substances defined or listed as "hazardous substances," "hazardous materials," "hazardous waste," "extremely hazardous substances," "toxic substances," "toxic chemicals," or any terms of similar meaning and regulatory effect, or determined to be such pursuant to any applicable federal, state or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental authorities including any judicial or administrative interpretations thereof .

          (b) To the knowledge of the Seller Parties, and (i) except as set forth in Schedule 4.13 - Environmental Matters, or (ii) except as would not have a material adverse effect on the Business:

               (i) The Seller and the Selling Subsidiaries are in compliance with all Environmental Requirements applicable to the operations of the Personalizing Business, and neither the Seller nor the Selling Subsidiaries has received any written notice regarding any violations of or any corrective, investigatory or remedial liabilities or obligations arising under Environmental Requirements which relate to the Personalizing Business or any of Seller's (to the extent primarily relating to the Personalizing Business) or any Selling Subsidiary's properties or facilities.

               (ii) The Seller and the Selling Subsidiaries have obtained all permits, licenses and other authorizations required pursuant to Environmental Requirements (collectively, the "Environmental Permits") for the occupancy of the Seller's (to the extent primarily relating to the Personalizing Business) or the Selling Subsidiaries' properties or facilities or the operation of the Personalizing Business.

               (iii) No storage tanks or associated pipes, pumps or structures (whether underground or above ground) (collectively "Tanks"), or asbestos-containing material exist at any property or facility owned, occupied or operated by the Seller (to the extent primarily relating to the Personalizing Business) or any of the Selling Subsidiaries and no Tanks have been removed except in compliance with Environment Requirements.

               (iv) No Environmental Lien has attached to any property owned, leased, or operated by the Seller (to the extent primarily relating to the Personalizing Business) or any of the Selling Subsidiaries.

          (c) The representations and warranties contained in this Section 4.13 shall be the sole and exclusive representations and warranties as to all matters arising under or relating to Environmental Requirements.

          4.14 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.14 - Compliance with Laws, to the knowledge of the Seller Parties, the Seller (to the extent primarily relating to the Personalizing Business) and each Selling Subsidiary and the conduct by the Seller (to the extent primarily relating to the Personalizing Business) and the Selling Subsidiaries are in compliance in all material respects with, and none of them have been charged with, and none have been threatened to be charged with or are under investigation with respect to, any violation of: (i) any applicable judgment, order, writ, injunction, award or decree of any court or other Governmental Body; or (ii) any applicable federal, state or local law, statute, ordinance, code, rule or regulation (including, without limitation, occupational health and safety laws and regulations, the Immigration Reform & Control Act of 1986, Employment Retirement Income Security Act of 1974 and zoning ordinances) (other than Environmental Requirements) except, in either case, for such violations as would not have a material adverse effect on the Personalizing Business, taken as a whole.

          4.15 AFFILIATED TRANSACTIONS. Except as disclosed on Schedule 4.15 - Affiliated Transactions, no shareholder, director or officer of the Seller or any Selling Subsidiary is a party to any agreement, contract or commitment with the Seller (to the extent primarily relating to the Personalizing Business) or any Selling Subsidiary (except, with respect to officers, participation in benefit plans and salary and bonuses received as employees of the Seller or a Selling Subsidiary), or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Personalizing Business.

          4.16 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of the agreements or arrangements effected by the Seller Parties.

          4.17 KNOWLEDGE. When any representation or warranty in this Article 4 is made to the knowledge of the Seller Parties, such term shall mean only the actual knowledge of the executive officers and directors identified on Schedule
4.17 - Knowledge and the knowledge of no other person shall be imputed to any such executive officer or director or to the Seller Parties.

          4.18 FINANCIAL INFORMATION. Schedule 4.18 - Financial Information attached hereto, consisting of balance sheets as of December 31, 1994 and December 31, 1995 and statements of income for the years ended December 31, 1994 and December 31, 1995 fairly presents in all material respect the financial position of the Personalizing Business as of the balance sheet dates and the results of operations of the Personalizing Business for the periods covered by said statements of income, in accordance with GAAP, consistently applied, absent footnote disclosures and year-end audit adjustments.

          4.19 ACCOUNTS RECEIVABLE. All accounts receivable and notes receivable (whether short-term or long-term) of the Seller (relating to the Personalizing Business) and the Selling Subsidiaries have arisen only from bona fide transactions in the ordinary and regular course of business and are collectible in the aggregate amounts thereof through the continuation of existing collection procedures, after allowance for credits in the ordinary course of business and subject to bad debt reserves established by the Seller and the Selling Subsidiaries consistent with past practice.

          4.20  INVENTORY.    The inventory of the Seller (relating to the
Personalizing Business) and the Selling Subsidiaries represent the normal supplies and stock in trade of raw materials, work in process, and finished goods of the Seller and the Selling Subsidiaries on hand as of the close of business on the day before the Balance Sheet Date and is and will be, as of the Balance Sheet Date, good and useable in the ordinary course of the Personalizing Business, and is and will be, as of the Balance Sheet Date, of a quality, quantity, and mix consistent with past business practices of the Seller (to the extent relating to the Personalizing Business) and the Selling Subsidiaries.

          4.21 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, there have been no material adverse changes in the properties, assets, customer lists, suppliers, operations, or condition of the Personalizing Business, and none of the properties or assets have been materially damaged by fire, strike , or otherwise disposed of other than in the usual and normal course of conduct of the Personalizing Business.

          4.22  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Except as set forth in
Schedule 4.22 since December 31, 1995, the Seller has not (with respect to the Personalizing Business) and the Selling Subsidiaries have not:

               (a) Sold, assigned, leased, exchanged, transferred, or otherwise disposed of any of their assets or property, except for sales of inventory in the usual and ordinary course of business;

               (b) Suffered any casualty, damage, destruction, or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike, or other hazard or Act of God.

               (c) Made or suffered any change in the conduct or nature of any aspect of the Personalizing Business, whether made in the ordinary course of business or not, which change had a material adverse effect on the business activities or financial condition of the Personalizing Business; or

               (d) Waived any material right or canceled or compromised any debt or claim, other than in the ordinary course of business.

          4.23 CONDITION AND ADEQUACY OF ASSETS. The tangible Acquired Assets are in a satisfactory state of repair and operating condition, normal wear and tear excepted, and are adequate for the conduct of the business of the Seller (to the extent relating primarily to the Personalizing Business) and the Selling Subsidiaries in substantially the same manner as it is conducted on the date hereof.

          4.24 ALL PERSONALIZING BUSINESS ASSETS ACQUIRED. The Seller and the Selling Subsidiaries own or lease all assets of the Personalizing Business and the same are included in the Acquired Assets under this Agreement. Neither American Pad & Paper Company nor WR Acquisition, Inc., or any Affiliate thereof (other than a Seller Party), owns any assets of the Personalizing Business.

          4.25 ACCURACY OF INFORMATION. No representation or warranty made by the Seller Parties in this Agreement, the Schedules, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to Purchaser at the Closing by or on behalf of the Seller Parties in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

          4.26 NO IMPLIED REPRESENTATIONS. Other than those representations and warranties contained in this Article 4, it is the intent and understanding of each Party hereto that the Seller Parties are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Seller (to the extent primarily relating to the Personalizing Business) or any Selling Subsidiary.


                                   ARTICLE 5

                                    SURVIVAL


          5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article 4 herein or in any Transaction Document or made in writing by any Party in connection herewith or therewith shall not survive the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, (a) the representations and warranties contained in Section 4.4(a) as they relate to good and valid title to or a valid leasehold in the Acquired Assets shall survive the consummation of the transactions contemplated hereby, (b) the representations and warranties contained in Section 4.4(d) shall survive the consummation of the transactions contemplated hereby,
(c) the representations and warranties contained in Section 4.4(b) as they relate to valid leaseholds in the Leased Real Property identified as items (b),
(c), (e), (i), (k) and (m) on Schedule 4.4(B)(ii) - Title to Assets; Properties shall survive to the earlier of (i) the first anniversary of the Closing Date and (ii) the delivery of a landlord estoppel certificate substantially in the form of Exhibit D, and (d) the representations and warranties contained in
Section 4.6 as they relate to the nonexistence of any Unfair Labor Practices relating to the union organizational efforts at Dubuque, Iowa shall survive until the first anniversary of the Closing Date.

                                  ARTICLE 6

                                OTHER COVENANTS


          6.1 INTERIM AGREEMENTS OF THE SELLER PARTIES. The Seller Parties covenant and agree that until the Closing, unless the Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by the Transaction Documents: (a) the Seller Parties will operate the Personalizing Business in, and the Seller Parties will not take any action with respect to the Personalizing Business other than in, the ordinary course, on an arm's-length basis and in accordance in all material respects with the Seller Parties' past custom and practice; (b) the Seller Parties will not sell, lease (as lessor), transfer or otherwise dispose of any of the material assets of the Personalizing Business other than sales of inventory in the ordinary course of business consistent with past practices, or the sale or other disposition of assets in connection with the replacement thereof; (c) the Seller Parties will not sell, lease (as lessor), transfer or otherwise dispose of any fixed assets; and (d) the Seller Parties will not enter into any licensing agreement or any agreement containing a noncompete provision.

          6.2  EMPLOYMENT TO BE PROVIDED BY THE PURCHASER.

          (a) Upon the execution of this Agreement, the Purchaser shall be permitted to conduct drug tests (the "Drug Tests") on the employees employed by the Selling Subsidiaries, including those who may be absent from work as of the Closing due to vacation, leave or illness other than long term disability (the "Business Employees"). The Seller Parties shall permit Purchaser to have reasonable access to the Business Employees for the purposes of interviewing, offering employment, completing pre-employment documents, explaining the Purchaser's employee rules and benefits, and conducting the Drug Tests. The Purchaser agrees that the Drug Tests will be conducted in accordance with both the Purchaser's routine practice and with any applicable federal, state and local statutes regulating such testing. The Seller Parties shall have the right to review all correspondences and communications to Business Employees with respect to the Drug Test and the Seller Parties shall have the right to have a
representative present at all Drug Tests.   Each of the Parties hereby agrees to
consummate the Closing upon the earlier of (i) the fifteenth (15th) business day following the commencement of the Drug Tests and (ii) a date mutually agreeable to the Parties.

          (b) The Purchaser may in its sole discretion offer employment as of the Closing Date to each of the Business Employees and such Business Employees hired by the Purchaser as of the Closing Date shall be referred to as "Selected Employees." The Business Employees shall cease to be employees of the applicable Selling Subsidiary as of the Closing Date. The Purchaser shall as of the Closing Date employ all of the Selected Employees. Nothing in this Agreement shall be construed to require that the Purchaser hire any specific Business Employee.

          (c) (i) Purchaser shall be solely responsible for the provision of continuation coverage under its group health or other required benefit plans to all Selected Employees which are hired by Purchaser as of the Closing Date, and their dependents, and shall comply with all other notice and other requirements under the Comprehensive Omnibus Budget Reconciliation Act of 1986 ("COBRA") or any similar state statute requiring the provision of such coverage and Seller (and its Affiliates) shall have no liability or obligation under COBRA or similar state statute to the Selected Employees (or their dependents) as a result of the transactions contemplated under this Agreement. The Seller Parties shall be solely responsible for the provision of continuation coverage under its group health or other required benefit plans to any of their former employees who are not Selected Employees (and their dependents), and shall comply with all other notice and other requirements under COBRA or any similar state statute requiring the provision of such coverage and the Purchaser (and its Affiliates) shall have no liability or obligation under COBRA or similar state statute to the former employees who are not Selected Employees (or their dependents) as a result of the transactions contemplated under this Agreement.

               (ii) Purchaser shall be responsible for all claims incurred after the Closing relating to group health or other benefit plans offered by Purchaser to Selected Employees. Seller Parties shall be responsible for all claims incurred prior to the Closing relating to group health or other benefit plans offered to the Business Employees, whether or not submitted or paid prior to the Closing, except that Seller Parties shall have no obligation or responsibility for the payment of vacation to Selected Employees. For purposes of this Section 6.2(c)(ii), a claim shall be considered "incurred" on the date treatment is rendered or on the date a service is performed.

          (d) Purchaser shall indemnify and save the Seller Parties (and their Affiliates) harmless against any and all claims, liabilities, losses, damages, costs, obligations, fines, penalties and expenses (including reasonable fees of counsel) (collectively, "Losses") asserted by any third party (including, but not limited to, governmental agencies, unions, current employees, former employees, heirs, executors and guardians) against any Seller Party arising from, or relating to: (i) the Purchaser's selection of any of the Business Employees, the Purchaser's employment of any of the Selected Employees or the Purchaser's failure or refusal to hire any of the Business Employees of the Seller Parties after the date on which the Drug Tests are commenced; (ii) the termination of any Business Employee on the Closing Date by Seller or a Selling Subsidiary; (iii) the failure of either the Purchaser or any Seller Party to comply with any and all notice and other requirements under the Worker Adjustment and Retraining Notification Act or similar state statute with respect to the transactions contemplated herein; (iv) implementation by Purchaser of any term or condition of employment with respect to the Selected Employees which are different from those maintained by the Seller Parties immediately prior to the Closing Date; (v) Purchaser's failure to comply with its covenants set forth in Subsections (b), or (c) of this Section 6.2 after the Closing Date; and (vi) the Drug Test, including, without limitation, any failure by the Purchaser to comply with its covenants set forth in Subsection (a) of this Section 6.2. Seller Parties shall indemnify and save the Purchaser harmless against any and all Losses asserted by any third party against the Purchaser arising from, or relating to the Seller Parties' failure to comply with their covenants set forth in Subsection (c) of this Section 6.2 after the Closing Date.

          (e) (i) If any claim may be made by a Party (the "Potential Indemnitee") under this Section 6.2 which, if sustained, would give the Potential Indemnitee the right to receive payment or indemnification from the other Party (the "Potential Indemnitor") pursuant to this Section 6.2, then such Potential Indemnitee shall give written notice (the "Indemnification Notice") of such lawsuit, proceeding, investigation or other claim within 15 days of discovering the liability, obligation or facts giving rise to such claim for indemnification. Any written Indemnification Notice of a claim shall state specifically the provision with respect to which the claim is being made, the facts giving rise to the alleged basis for the claim and the amount of the claim (if known and quantifiable); provided, however, that the failure to so notify the Potential Indemnitor shall not relieve the Potential Indemnitor of its obligations hereunder except to the extent such failure shall have materially harmed the Potential Indemnitor.

               (ii) If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Potential Indemnitee to indemnity pursuant to this Section 6.2, the Potential Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Potential Indemnitee's claim for indemnification at Potential Indemnitor's expense, and by written notice to the Potential Indemnitee within ten (10) days after receipt of the Indemnification Notice may at its option (subject to the limitations set forth below) undertake, conduct, and control, through counsel of the Potential Indemnitor's own choosing (subject to the consent of the Potential Indemnitee, which consent shall not be unreasonably withheld or delayed) and at the Potential Indemnitor's sole expense, the settlement or defense of the claim; provided that, as a condition precedent to the Potential Indemnitor's right to assume control of such defense:

          (A) the Potential Indemnitor must first enter into an agreement with the Potential Indemnitee (in form and substance reasonably satisfactory to the Potential Indemnitee) pursuant to which the Potential Indemnitor agrees to be fully responsible (with no reservation of right) for all Losses relating to such claims and that it will provide full indemnification (whether or not otherwise required hereunder) to the Potential Indemnitee for all Losses relating to such claim), and furnish the Potential Indemnitee with reasonable evidence that the Potential Indemnitor has the financial resources to defend against such claims and to fulfill the indemnification obligations with respect thereto;

          (B) the claim (1) must seek only monetary relief and does not seek non-monetary relief (i.e., injunction or other equitable relief),
               (2) must not involve criminal or quasi-criminal allegations, or
               (3) must not involve a claim to which the Potential Indemnitee reasonably believes an adverse determination would be detrimental to or injure the Potential Indemnitee's reputation or future business prospects; and

          (C) the Potential Indemnitor will, and in fact does, reasonably contest such claim in good faith.

               (iii) If the Potential Indemnitor is permitted to assume and control the defense and elects to do so within ten (10) days of receipt of the Indemnification Notice, the Potential Indemnitee shall have the right to employ counsel separate from counsel employed by the Potential Indemnitor in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Potential Indemnitee shall be at the expense of the Potential Indemnitee unless (A) the employment thereof has been specifically authorized by the Potential Indemnitor in writing, or (B) the Potential Indemnitor has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Potential Indemnitor and the Potential Indemnitee.

               (iv) If the Potential Indemnitor shall control the defense of any such claim, the Potential Indemnitor shall obtain the prior written consent of the Potential Indemnitee

     (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief will be imposed against the Potential Indemnitee or if such settlement does not expressly unconditionally release the Potential Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

               (v) If the Potential Indemnitor does not assume and control the defense of the claim, the Potential Indemnitee shall have the right to contest, settle or compromise the claim in the exercise of the Potential Indemnitee's reasonable discretion at the expense of the Potential Indemnitor.

               (vi) The Potential Indemnitee shall cooperate with the Potential Indemnitor in connection with Potential Indemnitor's undertaking of the defense as provided in this Section 6.2(e).

               (vii) The Potential Indemnitor shall pay the Potential Indemnitee in immediately available funds promptly after the Potential Indemnitee provides the Potential Indemnitor with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim.

          6.3 ADDITIONAL INTERIM AGREEMENTS. Each Party will use reasonable efforts to:

          (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 2.1 and 2.2 to be fully satisfied, and

          (b) consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including using reasonable efforts to obtain the Consents.

          6.4  TRANSACTION EXPENSES.  Except as provided in this Section 6.4 and
Section 6.5, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred by such Party in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses"). All costs relating to the union organizational efforts at Dubuque, Iowa shall be considered Transaction Expenses for purposes of this Agreement. The cost of obtaining the commitments for title insurance shall be paid by the Seller or a Selling Subsidiary. The premium for each owner's title insurance policy shall be paid by the Purchaser.

          6.5   SALES AND TRANSFER TAXES.

          (a) All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the Acquired Assets (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the intellectual property), together with any and all penalties, interest and additions to Tax with respect thereto (collectively, the "Transfer Tax"), shall be paid one-half by the Purchaser, on the one hand, and one-half by the Seller Parties, on the other hand; provided, however, that if the Purchaser or any of its Affiliates receives an investment tax credit as a result of or in connection with its purchase of the Acquired Assets (collectively, the "Tax Credits"), the Purchaser shall pay to the Seller an amount equal to one-half of such Tax Credit at the time such Tax Credit is claimed on a Tax Return.

          (b) With respect to the Transfer Tax and Tax Credits, the Parties agree as follows:

               (i) Each Party shall provide at Closing any certificate or other document required by law to be provided by such Party in order to mitigate, reduce, or eliminate any Transfer Tax imposed in connection with the transactions contemplated by the Agreement, including, without limitation, resale exemption certification.

               (ii) All such certificates or documents shall be properly completed and executed, and if required by law, timely approved by the applicable taxing authority.

               (iii) Each Party shall timely file any Tax Returns and documentation required to be filed by either of them in connection with any Transfer Tax.

               (iv) Each Party shall retain all records or other information required to be kept by such Party with respect to Transfer Taxes (including, without limitation, any certificate provided to such party by the other party, and any other information necessary in order to mitigate, reduce, or eliminate any Transfer Tax).

               (v) Each Party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns for Transfer Taxes and any audit, litigation, inquiry, or other proceeding with respect to Transfer Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall notify the other Party within 5 days of receipt of any notice of any claim, threatened audit, litigation, or other proceeding or inquiry with respect to Transfer Taxes.

               (vi) Either Party possessing or having access to information that the other Party may be required to report pursuant to any statutory or regulatory provision with respect to Transfer Taxes shall provide such information to the other Party upon request.

               (vii) The Seller Parties shall timely pay to the appropriate taxing authority the amounts required to be paid with respect to any Transfer Tax and the Purchaser shall at the Closing remit to the Seller Parties its allocable share of the known Transfer Taxes and upon completion of the allocation in accordance with Section 6.6, the Purchaser shall remit to the Seller Parties the Purchaser's allocable share of any additional Transfer Taxes that may be determined or assessed from time to time.

               (viii) The Purchaser shall promptly remit to the Seller an amount equal to the Seller Parties' allocable share of any Tax Credit.

               (ix) The Purchaser certifies that all inventory purchased from the Seller Parties is purchased for resale as tangible personal property or for use or incorporation in a production activity as a material or part of other tangible personal property to be produced for sale.

               (x) The Purchaser, on one hand, shall indemnify and hold each of the Seller Parties, on the other hand, harmless from and against any Taxes or Losses resulting from, arising out of, or otherwise in respect of any breach of any of Purchaser's covenants contained in this Section.

               (xi) The Seller Parties, on one hand, shall indemnify and hold the Purchaser, on the other hand, harmless from and against any Taxes or Losses resulting from, arising out of, or otherwise in respect of any breach of any of the Seller Parties' covenants contained in this Section.

               (xii) The Purchaser shall promptly pay to the Seller one-half of any additional Transfer Tax paid by any Seller Party to a taxing authority as the result of an adjustment by such taxing authority. The Seller shall promptly pay to the Purchaser one-half of any Transfer Tax refunded to any Seller Party by a taxing authority.

               (xiii) Any Transfer Tax incurred in connection with the transfer of the Hazleton Property to Purchaser, no matter when arising, shall be paid one-half by the Purchaser, on one hand, and one-half by the Seller Parties, on the other hand.

          6.6 ALLOCATION OF THE PURCHASE PRICE. Purchaser and Seller Parties agree to allocate the Purchase Price among the Acquired Assets under the residual method as described in Section 1060 of the Internal Revenue Code of 1986, as amended. Purchaser and Seller Parties further agree to report this transaction for tax purposes in accordance with such allocation and to attach the applicable asset acquisition statement to their respective income tax returns for the taxable year of reporting this transaction. In the event the Parties are unable to mutually agree upon the allocation of the Purchase Price with respect to any of the Acquired Assets, such controversy shall be settled by arbitration in accordance with the provisions of Section 8 of the Supply and Non-Compete Agreement.

          6.7  OKEECHOBEE, FLORIDA.  The Parties agree that upon the earlier of
(i) the sale of the property located at 60 N.E. 110th Street, Okeechobee, Florida or (ii) the date upon which the last post-closing adjustment is made pursuant to Section 1.2(d), the Seller agrees to either (a) transfer to the Purchaser the net cash proceeds after tax from the sale of such real property or
(b) transfer to the Purchaser such real property for no additional consideration on the same terms and conditions provided in this Agreement for other Owned Real Property.

          6.8 FURTHER ASSURANCES. From and after the Closing, each of the Seller Parties and the Purchaser will execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

          6.9 H-S-R ACT FILINGS. The filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act") shall be borne by the Purchaser.

          6.10 ANNOUNCEMENTS. Prior to the Closing, the Purchaser will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior written approval of the Seller as to the timing and content of such announcement (which approval the Seller may not unreasonably withhold or delay), unless the Purchaser reasonably believes it is required to disclose such information by judicial or administrative process or by other requirements of law. The Seller will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior written approval of the Purchaser as to the timing and content of such announcement (which approval the Purchaser may not unreasonably withhold or delay), unless the Seller reasonably believes it is required to disclose such information by judicial or administrative process or by other requirements of law.

          6.11 CONFIDENTIALITY. If the transactions contemplated by this Agreement are not consummated, then the Purchaser and any other Person controlling, controlled by or under common control (each, an "Affiliate") with the Purchaser and their respective officers, employees, agents and advisors shall maintain as confidential and shall not use or disclose any information or materials regarding the Personalizing Business reasonably designated by the Seller as confidential in accordance with the terms and conditions of the Confidentiality Agreement dated November 30, 1995 between the Seller and the Purchaser (the "Confidentiality Agreement") and shall be subject to all of the terms and conditions of the Confidentiality Agreement. Whether or not the transactions contemplated hereby are consummated, the Seller Parties shall return to the Purchaser and keep confidential all information and materials regarding the Purchaser reasonably designated by the Purchaser as confidential (except to the extent (i) a Seller Party reasonably believes that disclosure of such information is required by law, (ii) the information was previously known to a Seller Party, or (iii) the information becomes publicly known except through the actions or inactions of a Seller Party). If the transactions contemplated hereby are consummated, the Seller Parties and their Affiliates and their respective officers, employees, agents and advisors shall maintain as confidential and shall not use or disclose (except to the extent (A) a Seller Party reasonably believes that disclosure of such information is required by law, (B) authorized in writing by the Purchaser, or (C) the information becomes publicly known except through the actions or inactions of a Seller Party) any confidential or proprietary information or materials relating to the Personalizing Business other than as expressly permitted under the terms hereof or under any of the other Transaction Documents or as necessary for preparation of taxes or audits. In the event any Party hereto reasonably believes that it is required by law to disclose any confidential information, such Party shall promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party to preserve the confidentiality of such information consistent with applicable law.

          6.12 ACCESS. Upon reasonable prior written notice, the Seller Parties will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Personalizing Business or the Seller Parties, to all premises, properties, Books and Records, contracts and documents of or pertaining to each of the Personalizing Business and the Selling Subsidiaries; provided, however, that subject to 6.2(a) of this Agreement, at no time shall the Purchaser or any of its Affiliates or representatives contact any officer, director, employee, consultant, broker, customer or supplier of any Seller Party without the express prior written approval of such Seller Party which approval will not be unreasonably withheld or delayed. The Purchaser will treat and hold all information reviewed or received by the Purchaser pursuant to this Section
6.12 in accordance with the terms and provisions of Section 6.11.

          6.13 SHARED COMPUTER SERVICES. For a period of three (3) months from the Closing Date, the Seller Parties will be permitted to use the Personalizing Business' computer system for the purpose of keeping their purchase order records until a comparable computer system can be established by the Seller Parties.

          6.14  LICENSE\USE OF NAME.

          (a) The Seller Parties will retain the right to use the names set forth on Schedule 1.1(a)(ii) - Reserved Names for the purposes and time periods specified in such schedule.

          (b) The Seller and the Purchaser shall execute and deliver at Closing a License Agreement in form and substance satisfactory to the Parties which will grant Seller a license to "The Flower Wedding Line" (T.M. #1,182,890) and "Regency" (T.M. #1,168,324) trademarks for a three (3) year time period for the purpose of sublicensing such trademarks, to My-Print Co. Ltd. in connection with its sale of Seller's products in Japan.

          (c) From and after the thirtieth day following the Closing Date, the Seller agrees and acknowledges that it will not use the "Williamhouse-Regency" name or the WR & Design (bride and groom) (TM# 948.961).

          6.15 TRADE SHOW SPACE. If the Purchaser intends to sell, transfer or assign the trade show space acquired pursuant to Section 1.1(a)(xiv) (other than to an Affiliate as provided below), the Purchaser will first offer in writing to Seller the right to acquire such trade show space for nominal consideration, which offer shall be open for a period of 30 days from the date Seller receives notice of such right of first offer. If the Seller or Selling Subsidiaries intend to sell, transfer or assign the trade show space retained by them pursuant to Section 1.1(c)(iii) (other than to an Affiliate as provided below), then Seller or such Selling Subsidiary, as applicable, will first offer in writing to the Purchaser the right to acquire such trade show space for nominal consideration, which offer shall be open for a period of 30 days from the date Purchaser receives notice of such right of first offer. A Party may only assign its rights, title and interest into any trade show space to (i) an Affiliate that agrees to be bound by this provision or (ii) a third party after the applicable right of first offer period has lapsed and the right of first offer has not been accepted. With respect to the leased booth located in Los Angeles, California listed as item (iii)(a) on Schedule 1.1(c) - Excluded

Assets, the Seller Parties agree to continue displaying the "Regency" albums at such booth through December 31, 1996.

          6.16 CHANGE OF CORPORATE NAMES. Each of the Selling Subsidiaries shall prepare and deliver at Closing either (i) an amendment to such Selling Subsidiary's articles/certificate of incorporation to delete "Regency" from its corporate name and to otherwise change its corporate name to a name dissimilar to its present name or (ii) a merger agreement by which such Selling Subsidiary is merged into Seller with Seller being the surviving entity. Each Selling Subsidiary shall, at its own expense, immediately following Closing, file such documents with the Secretary of State of the state in which such Selling Subsidiary is incorporated and with the Secretary of State of every other state in which such Selling Subsidiary is registered as a foreign corporation.

          6.17  SUPPLEMENTAL SCHEDULES.   From the date of this Agreement
through the Closing, the Seller Parties shall notify the Purchaser in writing of
(i) any lease, contract, license, permit, distribution arrangement, sales and purchase agreement, purchase order or other agreement entered into in the ordinary course on or after the date of this Agreement which individually involves aggregate future payments of more than $50,000 or (ii) any development after the date of this Agreement causing a breach of any of the Seller Parties' representations and warranties in Article 4. Upon receipt of any such written notice, the schedule referenced in such notice will be so modified for all purposes except for Section 2.1(a); provided, however, that without the written consent of the Purchaser, no licensing agreement, royalty agreement, business arrangement which restricts competition, exclusive dealing arrangement (sale or purchasing), confidentiality agreement, employment agreement (not terminable at will), consulting agreement, manufacturer's representative agreement or any agreement for the sale of the Acquired Assets (other than as permitted by Section 6.1) shall be added to either Schedule 1.1(a)(iii) - Assumed Contracts or Schedule 1.1(d) - Assumed Liabilities.

          6.18 FOX RIVER SUPPLY AGREEMENT. After the Closing Date, Purchaser shall use its commercially reasonable best efforts to employ no less than three
(3) key writing grades of paper from the Howard Branded Product Lines of Fox River Paper Company in Purchaser's next Regency Fine Business Stationery Catalog, and Purchaser will select the three (3) grades jointly with Fox River Paper Company.

          6.19 COOPERATION. To the extent delivered to the Purchaser in connection with the Closing, the Purchaser agrees to retain the Books and Records necessary for the computation of Taxes for pre-Closing periods which constitute part of the Acquired Assets for a period of not less than seven years from the Closing Date (plus any additional time during which the Purchaser has been advised in writing by the Seller that (A) there is an ongoing tax audit with respect to periods prior to the Closing Date or (B) such period is otherwise open to assessment). During such period the Purchaser agrees upon reasonable notice to give the Seller Parties and its representatives reasonable cooperation and access (including copies) during normal business hours and upon reasonable notice, with respect to such Books and Records retained by the Purchaser hereunder; provided that such cooperation and access shall be at Seller's expense and shall not unreasonably disrupt the normal operations of the Purchaser. The Purchaser shall not destroy or otherwise dispose of such Books and Records for the seven-year period beginning on the Closing Date without giving

60 days advance written notice to the Seller. During such 60-day period, Seller may take possession of such Books and Records.

          6.20  ENVIRONMENTAL MATTERS.  Environmental matters disclosed on
Schedule 4.13 - Environmental Matters or in the reports referenced therein (collectively, the "Environmental Matters") shall be deemed neither an Excluded Liability nor an Assumed Liability. Accordingly, each Party agrees that it will not seek indemnification from any other Party to this Agreement for any Loss arising from or relating to any Environmental Matter disclosed on Schedule 4.13
- -Environmental Matters.

                                  ARTICLE 7

                                OTHER AGREEMENTS


          7.1    TERMINATION.  This Agreement may be terminated:

          (a) at any time prior to the Closing by mutual agreement of the Purchaser and the Seller,

          (b) by the Purchaser, at any time prior to the Balance Sheet Date when the Seller Parties are in breach of any of their material obligations pursuant to this Agreement or if the representations and warranties of the Seller Parties in the aggregate are false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document),

          (c) by the Seller, at any time when the Purchaser is in breach of any of its material obligations pursuant to this Agreement or if the representations and warranties of the Purchaser in the aggregate are false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of the Seller Parties set forth in any Transaction Document), or

          (d) by the Purchaser or the Seller, at any time after June 30, 1996, if the Closing has not then occurred.

Any termination of this Agreement pursuant to any of clauses 7.1(b) through (d) will be effected by written notice from the terminating Party to the Purchaser (if the Seller is the terminating Party) or the Seller (if the Purchaser is the terminating Party). Any termination of this Agreement pursuant to clauses 7.1(b) or (c) will not terminate the liability of any Party for any willful breach or default of any representation, warranty, covenant or other agreement set forth in any Transaction Document which exists at the time of such termination. Any termination of this Agreement will not terminate the liability or obligations of any Party under Sections 6.2(d)(vi), 6.2(e), 6.4, 6.9, 6.11, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11, 7.12, and 7.14.

          7.2 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are the sole and exclusive rights, remedies, powers and privileges between the Parties with respect to the Acquired Assets, and the Parties hereby waive all other such rights, remedies, powers and privileges that may be provided by law including, without limitation, any such right, remedy, power or privilege that may be provided pursuant to Environmental Requirements.

          7.3 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

          7.4 SUCCESSORS AND ASSIGNS. (a) Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned without the prior written consent of the other Party.

          (b) The Purchaser may, at any time prior to the Closing, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its subsidiaries; provided, that (i) each such assignee shall assume in writing all of the assignor's obligations hereunder relating to any rights assigned to it, (ii) the assignor shall not be released from any of its obligations hereunder by reason of such assignment except to the extent such assignee has fully and indefeasibly performed such obligation, and
(iii) the Seller's obligations under this Agreement shall be subject to the delivery by each such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties substantially equivalent to those made by the Purchaser in Article 3 hereof .

          7.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          7.6 NOTICES. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 7.6.

     If to the Seller Parties, to:

               American Pad & Paper Company of Delaware, Inc.
               c/o American Pad & Paper Co.
               17304 Preston Road, Suite 700
               Dallas, Texas  75252-5613
               Attn:  Gregory M. Benson

               with a copy, which will
               not constitute notice to
               the Seller Parties, to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL 60601
               Attn:  Karl E. Lutz, P.C.
                      James L. Learner, Esq.

     If to the Purchaser, to:

               Taylor Corporation
               1725 Roe Crest Drive
               North Mankato, Minnesota  56002-3728
               Attn:  Bradley J. Schreier

               with a copy, which will
               not constitute notice
               to the Purchaser, to:

               Taylor Corporation
               1725 Roe Crest Drive
               North Mankato, Minnesota 56002-3728
               Attn:  Gregory W. Jackson

               Regan, Regan & Meyer
               115 East Hickory Street
               P.O. Box 967
               Mankato, Minnesota  56002
               Attn:  John E. Regan, Esq.

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the third business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

          7.7 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

          7.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

          7.9 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

          7.10 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

          7.11 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

          7.12 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral, other than the Confidentiality Agreement, are superseded by this Agreement.

          7.13 BULK SALES. The Purchaser acknowledges that the Seller Parties will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

          7.14   RULES OF CONSTRUCTION.  For purposes hereof:

          (a) The terms "this Agreement" or "the Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

          (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

          (c) Successor Laws. Any reference to any particular law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.


SELLER:                          AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                    -------------------------------------------


SELLING SUBSIDIARIES:            REGENCY THERMOGRAPHERS, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------


                                 REGENCY THERMOGRAPHERS OF ILLINOIS, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------


                                 REGENCY THERMOGRAPHERS OF CALIFORNIA, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------


                                 REGENCY THERMOGRAPHERS OF WASHINGTON, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------

                                 REGENCY-SONNELL GREETINGS, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------



                                 STATIONERY HOUSE INC. VIP DIVISION


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------



                                 PRECIOUS COLLECTION, INC.


                                 By:  /s/ Gregory M. Benson
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------



PURCHASER:                       TAYLOR CORPORATION


                                 By:  /s/ Larry D. Lorengn
                                    -------------------------------------------
                                 Its: Vice President
                                     ------------------------------------------